FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of March 31, 2014, between Cytomedix, Inc., a Delaware Corporation (the “Borrower”), and the lenders set forth on the signature page of this Agreement (together with their successors and assigns, the “Lenders” and, together with the Borrower, the “Parties”).

WITNESSETH:

WHEREAS, the Borrower wishes to borrow from the Lenders a maximum of Thirty-Five Million Dollars ($35,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make loans to the Borrower for such purpose,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly:

(a)          owns more than 10% of the beneficial ownership interest of such Person;

(b)          controls, or is controlled by, or is under common control with, such Person; or

(c)          is a general partner, or managing member of such Person.

A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of Governmental Authorities in the United States or elsewhere applicable to the Borrower and its Subsidiaries.

“Authorizations” has the meaning set forth in Section 3.1(r).

“Business Day” means a day on which banks are open for business in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” shall have the meaning provided therefor in the Warrants.

“Common Stock Equivalents” means any securities of the Borrower which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Conversion Price” means $0.52 per share.

“Conversion Shares” has the meaning set forth in Section 3.1(w).

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” and “Disbursement Request” have the meaning given to them in Section 2.2.

“Disbursement Condition” means the Borrower shall have authorized and reserved for issuance a number of shares of Common Stock sufficient to cover all shares issuable on exercise of the Notes and the Warrants to be issued in connection with a Disbursement (computed without regard to any limitations on the number of shares that may be issued on exercise).

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Lender, (a) income Taxes imposed on (or measured by) such Lender’s net income, franchise Taxes and branch profit Taxes, in each case imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or incorporated or in which the applicable lending office of such Lender is located, or Other Connection Taxes, (b)  any United States withholding Tax imposed on amounts payable to such Lender under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive such Additional Amounts with respect to such withholding Tax pursuant to Section 2.5(a), (c) any United States withholding Tax imposed on amounts payable to such Lender as a result of such Lender’s failure to comply with Section 2.5(d) other than as a result of such Lender’s legal inability to comply with Section 2.5(d) as a result of a change in law occurring subsequent to the date such Lender became a party to this Agreement, or (d) any United States withholding Tax imposed on amounts payable to such Lender due to such Lender’s non-compliance with FATCA.

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“FATCA” means Sections 1471 through 1474 of the Code, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Notes and any other amounts owing by the Borrower to the Lenders pursuant to the Loan Documents.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Governmental Authority” means any government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative or public body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Indebtedness” means the following:

(i)          all indebtedness for borrowed money;

(ii)         the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(iii)        all guarantees of Indebtedness;

(iv)        all letters of credit issued or acceptance facilities established for the account of the Borrower and any of its Subsidiaries, including without duplication, all drafts drawn thereunder;

(v)         all capitalized lease obligations;

(vi)        all indebtedness of another Person secured by any Lien on any property of the Borrower or its Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Borrower or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured); and

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(vii)       indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnified Person” has the meaning given to it in Section 5.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 5.11.

“Interest Rate” means 5.75% interest per annum.

“Interest Shares” means shares of Common Stock issued or issuable in lieu of cash interest on the Notes.

“IP” and “Intellectual Property” have the meaning given to it in Section 3.1(n).

“IRS” means the United States Internal Revenue Service.

“Lincoln Park Capital Purchase Agreement” means that certain Purchase Agreement dated as of February 18, 2013 between Borrower and Lincoln Park Capital Fund, LLC.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loans” means the loans made available by the Lenders to the Borrower pursuant to Section 2.2 in the maximum aggregate amount of Thirty-Five Million Dollars ($35,000,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Warrants, the Registration Rights Agreement, the Subordination Agreement and any other document or instrument delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein.

“Loss” has the meaning given to it in Section 5.11.

“Major Transaction” has the meaning set forth in the Notes.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or assets of the Borrower or its Subsidiaries, (b) the validity or enforceability of any provision of any Loan Document, (c) the ability of the Borrower to timely perform the Obligations or (d) the rights and remedies of the Lenders under any Loan Document; provided, however, any adverse effect that results directly or indirectly from general economic, business, financial or market conditions shall not be deemed to be a Material Adverse Effect.

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“Material Contract” means any contract of the Borrower that has been filed or was required to have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Modified Share Authorization” shall mean the authorization of a Certificate of Amendment of the Certificate of Incorporation of the Borrower increasing the authorized shares of Common Stock such that the Borrower would have authorized shares available for issuance in an amount required to cover, in addition to the conversion or exercise of all outstanding convertible or exercisable securities of the Borrower, all shares issuable upon exercise of the Warrants the outstanding and conversion of the Notes then outstanding and the filing of such Certificate of Amendment with the Secretary of State of Delaware.

“Net Sales” means without duplication, the cumulative gross amount invoiced globally for the sale of its products by the Borrower, its Subsidiaries, and its Affiliates, less (to the extent not already deducted from any invoiced amount) typical deductions for trade, cash and quantity discounts, credits, allowances, rebates, taxes, duties, governmental tariffs, freight, shipping and freight insurance charges, all as detailed to the Lenders.

“Notes” means the Senior Secured Convertible Notes issued to the Lenders evidencing the Loan in the forms attached hereto as Exhibit A.

“Obligations” means all obligations and liabilities (monetary or otherwise) of the Borrower arising under or in connection with the Loan Documents.

“Organizational Documents” means the Certificate of Incorporation, Bylaws, or similar documents, each as amended to date, of the Borrower or its Subsidiaries, as the context may require.

“Other Connection Taxes” means with respect to any Lender, Taxes other than United States withholding Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (except a connection arising from such Lender having executed, delivered or performed its obligations under the Loan Documents or the Warrants).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made in connection with the exercise of remedies following an Event of Default.

“Permitted Indebtedness” means Indebtedness existing as of the Agreement Date and set forth on Exhibit B attached hereto and:

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(i)          The Obligations;

(ii)         Indebtedness in respect of letters of credit, to the extent that such letters of credit are required in connection with the Borrower’s business pursuant to Applicable Laws;

(iii)        Indebtedness to trade creditors in the ordinary course of business.;

(iv)        Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts;

(v)         Performance bonds, surety bonds and similar instruments incurred in the ordinary course of business;

(vi)        Guarantees with respect to any Permitted Indebtedness;

(vii)       Indebtedness in respect of purchase money financing, capital lease obligations and equipment financing facilities covering existing and newly-acquired equipment, including for the acquisition, installation, qualification and validation of such equipment;

(viii)      Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(ix)         Indebtedness to JMJ Financial under that certain Convertible Promissory Note dated as of July 14, 2011 in the original principal amount of $1,300,000 and which has an outstanding principal balance as of the Agreement Date of $141,000; and

(x)          Indebtedness to the JP’s Nevada Trust Dtd 2/3/2005 evidenced by a Secured Promissory Note dated April 28, 2011 in the original principal amount of $2,100,000 (the “Subordinated Debt”) subordinated to the Obligations pursuant to the Subordination Agreement.

“Permitted Liens” means:

(i)          Liens existing on the Agreement Date and set forth on Exhibit C;

(ii)         Liens in favor of the Lenders;

(iii)        Statutory Liens created by operation of applicable law;

(iv)        Liens arising in the ordinary course of business and securing obligations that are not more than 60 days past due or are being contested in good faith by appropriate proceedings;

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(v)         Liens for taxes, assessments or governmental charges or levies not past due and payable or that are being contested in good faith by appropriate proceedings;

(vi)        Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vii)       Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ accounts maintained in the ordinary course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(viii)      Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(ix)         Easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the conduct of the business of the applicable Person;

(x)          Leases, licenses or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(xi)         Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection; and

(xii)        Liens on the assets of Cytomedix Acquisition Company, LLC securing the Indebtedness permitted by Section (x) of the definition of Permitted Indebtedness in accordance with the terms of the Subordination Agreement.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement, shall be the OTC Bulletin Board.

“Proxy Vote” shall mean the vote of the shareholders of Borrower on a proposed Share Authorization.

“Register” has the meaning set forth in Section 1.4 (b).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Agreement Date between Lenders and the Borrower.

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“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Lenders of the Registrable Securities (as defined in the Registration Rights Agreement).

“Regulation D” means Regulation D promulgated by the Commission pursuant to the Securities Act, as such Regulation may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having the substantially the same effect as such Regulation.

“Required Lenders” means, at any time, Lenders holding Loans representing more than 50% of the sum of the Loans outstanding.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Notes, the Warrants, the Conversion Shares, the Interest Shares and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” means the Guaranty and Security Agreement of even date herewith among Borrower, its Subsidiaries and Lenders.

“Share Authorization” means the authorization of a Certificate of Amendment of the Certificate of Incorporation of the Borrower increasing the authorized Common Stock such that the Borrower shall have increased its authorized shares available for issuance by 225,000,000 and the filing of such Certificate of Amendment with the Secretary of State of Delaware.

“Share Authorization Date” shall mean the first date, if at all, prior to the occurrence of a Share Authorization Default on which the number of shares of Common Stock duly authorized for issuance under the Company’s Certificate of Incorporation are sufficient to cover (in addition to all shares issuable upon conversion or exercise of all convertible or exercisable Securities of the Borrower) the issuance of all shares issuable upon a “Cash Exercise” of all outstanding Warrants issued pursuant to this Agreement and the full conversion of all principal amounts outstanding under all Notes issued under this Agreement (regardless of whether or not such exercises or conversions actually occur).

“Share Authorization Default” means, either (i) a Share Authorization Failure has occurred and a Stroke Trial Price Event has not occurred, or (ii) a Share Authorization Failure and a Stroke Trial Price Event has occurred, but, in the case of clause (ii) only, Borrower has failed to obtain a Modified Share Authorization within 100 days of the occurrence of such Stroke Trial Price Event.

“Share Authorization Failure” means the earlier of (i) the results of a shareholder vote which fails to approve the Share Authorization, or (ii) the Second Disbursement Request has not occurred within 120 days of the Agreement Date.

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“Stroke Trial Price Event” means the occurrence of each of the following:

(a) the average daily Volume Average Weighted Price per share of Common Stock for the five (5) consecutive Trading Day period preceding the announced results of the Proxy Vote is at least 200% of the Conversion Price;

(b) the public announcement of the clinical results of the Borrower’s AlD-401 “RECOVER” stroke trial (the “Stroke Trial or Stroke Trial Results”) occurs within 90 days of Agreement Date and the average daily Volume Average Weighted Price per share of Common Stock for the five (5) consecutive Trading Day period following the public announcement of the Stroke Trial Results is at least 150% of the average daily Volume Average Weighted Price per share of Common Stock for the five (5) consecutive Trading Day period prior to the public announcement of the Stroke Trial Results;

(c) the primary efficacy endpoint of the Stroke Trial was met in the modified Intent to Treat (mITT) population and no major safety signals or issues attributable to ALD-401 were identified; and

(d) a Share Authorization Failure has occurred.

“Subordination Agreement” means the Subordination Agreement dated as of the Agreement Date among JP’s Nevada Trust Dtd 2/3/2005, Borrower, Aldagen, Inc., Cytomedix Acquisition Company, LLC, the Lenders, and Deerfield Mgmt., L.P., as agent for Lenders.

“Subsidiary or Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings and all liabilities with respect thereto, (including by reason of any delay in payment).

“Trading Day” shall have the meaning provided therefor in the Notes.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Alternext (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Volume Weighted Average Price” shall have the meaning provided therefor in Section 2.9.

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“Warrants” has the meaning set forth in Section 2.10(a).

“Warrant Shares” has the meaning set forth in Section 3.1(w).

“Yield Enhancement Payment” means an amount equal to three percent (3%) of the outstanding principal amount of the Notes (i) payable in Freely Tradable Common Stock (hereinafter defined) at the Conversion Price, or (ii) if Freely Tradable Common Stock is not then available, at Lenders’ election, in cash.

Section 1.2           Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Loan Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3           Business Day Adjustment. If the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made.

Section 1.4

(a)          The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b)          The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

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(c)          Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) is a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)          The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1           Use of Proceeds. The proceeds of the Loan will be used for working capital and general corporate purposes and, in addition, with respect to the Second Disbursement, for repayment of the Subordinated Debt.

Section 2.2           Disbursement. (a) Subject to the conditions set forth in Article 4 and this Section 2.2, the Lenders shall disburse Loans to the Borrower (“First Disbursement”) in the aggregate amount of $9,000,000 on the date of this Agreement upon receipt from the Borrower of a written request (“Disbursement Request”) for the Disbursement and stating that no Event of Default has occurred. The Lenders shall fulfill the First Disbursement in accordance with their respective allocations set forth on Schedule 1 hereto.

(a)          Subject to the satisfaction of the conditions set forth in Article 4 and this Section 2.2, and provided that a Share Authorization has occurred within one hundred twenty days of the Agreement Date, the Borrower shall, within three (3) Business Days of a Share Authorization, make a written request for a Disbursement (“Second Disbursement Request”) and the Lenders shall disburse to the Borrower in one additional disbursement (the “Second Disbursement”), a Loan in the aggregate amount of $26,000,000. Such Second Disbursement Request shall be delivered to Lenders on a Business Day, but in no event on the last Business Day of any month. The disbursement date set forth in such Second Disbursement Request shall be a date not less than 15 Business Days after the date of receipt by the Lenders of such Disbursement Request and no earlier than the second Business Day of the month following the month in which such Second Disbursement Request is received (the “Disbursement Date”). The Lenders shall fulfill such Second Disbursement Request in accordance with the respective allocations set forth on Schedule 1 hereto. Proceeds of the Second Disbursement shall first be used for repayment of the Subordinated Debt in accordance with the written instructions of the holder of the Subordinated Debt and Borrower and thereafter as directed in writing by Borrower.

Section 2.3           Payment.

(a)          Borrowers shall make the Final Payment on the fifth anniversary of the Agreement Date.

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(b)          A Note shall be deemed prepaid to the extent the payee Lender of such Note satisfies the payment of the Exercise Price (as such term is defined in the Warrants) through a reduction of the principal amount outstanding under such Lender’s Note in accordance with Section 3(a)(i) of the Warrants.

(c)          Lenders shall have the right to convert all or any part of the principal amount of their Notes into Common Stock in accordance with the terms of the Notes.

(d)          Each prepayment by the Borrower shall be applied first, to accrued and unpaid interest and second, to principal and shall be allocated among the Lenders in accordance with their respective allocations set forth on Schedule 1 hereto.

(e)          Upon the earlier of (i) a Share Authorization Failure, or (ii) the Second Disbursement, Borrower shall make a Yield Enhancement Payment to Lenders in accordance with the respective allocations set forth on Schedule 1 hereto; provided, however, Lenders, at their sole election, may defer payment of a Yield Enhancement Payment if Freely Tradable Common Stock is not available, until such time as Freely Tradable Common Stock becomes available, subject to Lenders’ election at any time prior thereto to require such payment be made in cash.

(f)          In the event the Borrower sells shares of Common Stock, preferred stock or any other security after the Agreement Date, it shall promptly notify Lenders in writing of such sale (“Sale Notice”). Each Lender may, in its sole discretion, upon notice to the Borrower within five (5) days of receipt of such Sale Notice or, one (1) Business Day, in the case of a Sale Notice in connection with a sale of Common Stock pursuant to the Lincoln Park Capital Purchase Agreement, require the Borrower to prepay such Lender’s Note in the aggregate amount equal to its proportionate share of a sum equal to 35% of the gross proceeds received by the Borrower from such sale, provided, however, that the provisions of this Section 2.3(d) shall not apply to the first $10,000,000 of gross proceeds received by the Borrower from all such sales.

(g)

(i)          If Net Sales for the quarter ended September 30, 2015 is less than the amount set forth for such quarter on Schedule 2.3(g), or for the quarter ended December 31, 2015 is less than the amount set forth for such quarter on Schedule 2.3(g), the Lenders, in their sole discretion, may require the Borrower to prepay one-third of the aggregate amount of the First and Second Disbursements together with accrued and unpaid interest thereon, on the second anniversary of the Agreement Date.

(ii)         If Net Sales for the quarter ended September 30, 2016 is less than the amount set forth for such quarter on Schedule 2.3(g), or for the quarter ended December 31, 2016 is less than the amount set forth for such quarter on Schedule 2.3(g), the Lenders, in their sole discretion, may require the Borrower to prepay one-third of the aggregate amount of the First and Second Disbursements together with accrued and unpaid interest thereon on the third anniversary of the Agreement Date.

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(iii)        If Net Sales for the quarter ended September 30, 2017 is less than the amount set forth for such quarter on Schedule 2.3(g), or for the quarter ended December 31, 2017 is less than the amount set forth for such quarter on Schedule 2.3(g), the Lenders, in their sole discretion, may require the Borrower to prepay one-third of the aggregate amount of the first and second disbursements together with accrued and unpaid interest thereon on the fourth anniversary of the Agreement Date.

(h)          Upon a Share Authorization Default, the Lenders may, in the exercise of their sole discretion, at any time require the Borrower to pay to the Lenders, in cash, an amount equal to the greater of (i) the outstanding principal amount of the Notes plus all accrued and unpaid interest thereunder and the fair market value of the Yield Enhancement Payment, or (ii) an the product of (A) the outstanding principal amount of the Notes plus all accrued and unpaid interest thereunder and the Yield Enhancement Payment, divided by the Conversion Price and (B) the average of the Volume Weighted Average Price per share of the Borrower’s Common Stock for the five (5) consecutive Trading Day period prior to Share Authorization Default.

Section 2.4           Payments. All payments by the Borrower under any of the Loan Documents shall be made without setoff or counterclaim. Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m. New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Loan Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5           Taxes.

(a)          Any and all payments hereunder or under any other Loan Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.5), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

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(b)          Borrower agrees to pay and authorizes each Lender to pay in its name (but without duplication), all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c)          Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)) paid by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, absent manifest error.

(d)          Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. withholding tax with respect to payments under this Agreement shall, on or before the date on which the Lender becomes a party to this Agreement, provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto). Each Lender shall provide new forms (or successor forms) as reasonably requested by Borrower from time to time and shall notify Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to Borrower.

(e)          If a payment to a Lender under this Agreement would be subject to U.S. withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Borrower, at the times prescribed by law or as reasonably requested by Borrower, such documentation as is required in order for Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

Section 2.6           [Reserved.]

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Section 2.7           Interest. The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Interest shall be paid quarterly in arrears commencing on July 1, 2014 and on the first Business Day of each October, January, April and July thereafter (each, an “Interest Payment Date”). Upon notice from the Borrower to the Lenders prior to any of the first five Interest Payment Dates, Interest otherwise payable on such Interest Payment Date shall not be paid but shall be added to the then outstanding principal amount of the Loans (the aggregate amount of such interest added to principal and all interest accruing thereon, the “Accrued Interest Amount”). The Accrued Interest Amount shall be paid on October 1, 2015. After the Second Disbursement, Borrower may elect payment of accrued and unpaid interest due on a quarterly interest payment date be made shares of Common Stock as provided in Section 2.9 of this Agreement.

Section 2.8           Interest on Late Payments. Without limiting the remedies available to the Lenders under the Loan Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make a required payment of principal or interest with respect to the Loan when due the Borrower shall pay, in respect of such principal and interest at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable on demand.

Section 2.9           Payment of Interest in Common Stock.

(a)          Share Issuance Right. In lieu of making any payment of accrued and unpaid interest in respect of the Notes in cash and subject to the provisions of this Section 2.9, the Borrower may elect to satisfy all or any such payment by the issuance to the Lenders of shares of Freely Tradable Common Stock (as defined below) (an “Interest Share Issuance"). Subject to the provisions of this Section 2.9, the Borrower's exercise of its share issuance rights under this Section 2.9 shall be deemed to satisfy its obligation to pay any accrued and unpaid interest in respect of which such share issuance right is being exercised as of the Interest Payment Date.

(b)          Exercise of Share Issuance Rights. Subject to the provisions of this Section 2.9, upon written notice given at least five (5) Trading Days prior to the applicable date on which interest would otherwise be due under Section 2.7 hereunder, the Borrower may deliver to the Lenders notice by electronic mail and facsimile (a "Share Issuance Notice") of its intention to make Interest Share Issuances pursuant to the provisions of this Section 2.9 in payment of interest under the Notes; provided, however, that, absent prior written consent of the Required Lenders (in their sole and absolute discretion) the Borrower may not deliver a Share Issuance Notice (i) upon and during the continuation of an Event of Default (as defined in Section 5.4), (ii) unless the Borrower has, at the time of such issuance, complied with the "current public information" requirement of Rule 144(c) under the Securities Act, (iii) at any time following receipt of a notice of Major Transaction, (iv) unless all material information regarding the Borrower has been publicly disclosed in reports filed pursuant to the Exchange Agreement (v) if, as of the close of business on the Trading Day preceding the date of the Share Issuance Notice, the Market Capitalization (as defined below) is less than $50 million, (vi) if the closing bid price for the Borrower’s shares of Common Stock as of the last Trading Day preceding the date of the Share Payment Notice on the principal securities exchange, trading market or quotation system on which the Borrower’s shares of Common Stock are listed, traded or quoted (the “Principal Market”) is less than $0.35 per share (as appropriately adjusted to reflect any stock split, stock combination, reclassification or other similar event affecting the shares) or (vi) the Borrower’s transfer agent is not participating in the Depositary Trust Company Fast Automated Securities Transfer Program. Subject to such provisions, a Share Issuance Notice shall be irrevocable and shall specify the aggregate amount of interest under the Notes that the Borrower intends to satisfy by issuing shares of Common Stock to the Lenders on the applicable Interest Payment Date (the "Share Issuance Amount").

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For purposes herein, "Freely Tradable Common Stock" means, with respect to any shares of Common Stock issued pursuant to this Section 2.9, such shares are eligible for resale by the Lenders that are not affiliates (as defined in Rule 144(a)(1) of the Securities Act) of the Borrower without restriction and without the need for registration under any applicable federal or state securities laws; provided that the Borrower shall have delivered to the Lenders an opinion of counsel reasonably satisfactory to the Lenders, substantially in the form attached as Exhibit D relating to such shares of Common Stock.

For purposes herein, “Market Capitalization” shall mean the product of (x) the number of issued and outstanding shares of Common Stock as of the date of calculation (exclusive of any shares issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (y) the last closing bid price for the Borrower’s shares of Common Stock as of the preceding Trading Day on the on which the Borrower’s shares of Common Stock are listed, traded or quoted.

(c)          Interest Share Issuances on Interest Payment Date. If the Borrower has elected to make an Interest Share Issuance on the applicable Interest Payment Date, the Borrower shall issue to the Lenders a number of shares of Common Stock equal to the quotient of (1) the Share Issuance Amount and (2) the Interest Payment Price in effect on the applicable Interest Payment Date (the "Interest Payment Shares"). To the extent such calculation yields a fractional number of shares, the number of Interest Payment Shares shall be rounded up to the next full number of shares. By no later than 10:00 a.m., New York City time, on the Interest Payment Date, the Borrower credit the shares underlying the Interest Share Issuance, to which the Lender shall be entitled to the Lender's or its designee's balance account with the Depositary Trust Company Fast Automated Securities Transfer Program through its Deposit Withdrawal Agent Commission system, for the Interest Payment Shares to which the Lender shall be entitled. For purposes herein, "Trading Day" means any day on which the Common Stock is traded for at least two hours on the Current Market. For purposes herein, "Interest Payment Price" shall mean the lesser of (i) the “Applicable Percentage” (as defined below) of the average of the Volume Weighted Average Price for the Borrower's Common Stock for the five (5) consecutive Trading Day period prior to the Interest Payment Date (the "VWAP Period") or (ii) the Applicable Percentage of the closing bid price for the Company's Common Stock as of the last Trading Day of the VWAP Period on the principal securities exchange, trading market or quotation system (including the OTC Market (as defined below)) on which the Company's Common Stock is listed, traded or quoted. For purposes herein, "Volume Weighted Average Price" means the volume weighted average sale price between 9:30 am and 4:00 New York City Time of such security on the principal securities exchange, trading market or quotation system where such security is listed or traded as reported by Bloomberg Financial Markets or an equivalent, reliable reporting service ("Bloomberg") mutually acceptable to and hereafter designated by the Required Lenders and the Borrower or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the over the counter market by the Financial Industry Regulatory Authority, Inc. or on the "over the counter" Bulletin Board (or any successor) or in the "pink sheets" (or any successor) by the OTC Markets Group, Inc. (collectively, the "OTC Market"). If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Borrower and the Required Lenders. For purposes herein, the “Applicable Percentage” means, 92.5%.

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(d)          Borrower Reporting. The Borrower shall file with the SEC a Current Report on Form 8-K disclosing its delivery of a Share Issuance Notice, no later than 8:35 a.m., New York City time, on the first Trading Day following the date on which the Share Issuance Notice has been sent to the Lenders.

(e)          Limitations on Share Issuances. Notwithstanding anything herein to the contrary, (i) no payments of interest on the Notes may be satisfied in shares of Common Stock to the extent that the number of, shares so issued, together with the number of other shares of Common Stock beneficially owned by a Lender and its affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Lender for purposes of Section 13(d) of the Exchange Act, including any shares held by any "group" of which the Lender is a member, but exclusive of shares issuable at such time upon exercise or conversion of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitations set forth in this Section 2.9(e), would exceed 9.985% of the total number of shares of Common Stock of the Borrower then issued and outstanding (the “9.985% Cap”); (ii) if a Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code with respect to interest payments, no payments under the Notes may be made in Common Stock pursuant to this Section 2.9 to such Foreign Lender (or any Lender affiliated with such Lender) to the extent the issuance of shares of Common Stock to such Foreign Lender (or any Lender affiliated with such Lender) would cause such Foreign Lender (taking into account applicable attribution rules) to become a 10% shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iii) no interest may be satisfied through the issuance of shares of Common Stock hereunder on any Interest Payment Date to the extent the number of Interest Payment Shares issuable in respect of an Interest Share Issuance on such Interest Payment Date would exceed one-half of one percent of (x) the total number of shares of Common Stock outstanding less (y) the total number of shares of Common Stock beneficially owned by officers, directors and affiliates of the Borrower, and (iv) no shares may be issued pursuant to this Section 2.9 in satisfaction of interest payments if any of the conditions to issuance of a Share Issuance Notice set forth in the proviso under subsection (b) above are not satisfied at the time of issuance.

(f)          Allocation of Shares Underlying Interest Share Issuances. All shares of Common Stock issuable to the Lenders under Interest Share Issuances pursuant to this Section 2.9 shall be allocated pro rata among the Notes based on the outstanding principal amount of the Notes, in each case unless the Lenders notify the Borrower in writing of any different allocation ratio.

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(g)          Issuance of Shares Underlying Interest Share Issuances. It shall be a condition precedent to the delivery of shares of Common Stock pursuant to this Section 2.9 that such shares of Common Stock shall be duly authorized by all necessary corporate action, when issued in accordance with the terms hereof shall be validly issued and outstanding and fully paid and nonassessable, and, when such shares of Common Stock have been issued to the Lenders, the Lenders shall be entitled to all rights accorded to a holder and beneficial owner of Common Stock.

(h)          Failure to Deliver Interest Payment Shares. If the Borrower fails on any Interest Payment Date to deliver the shares of Common Stock required to be delivered on that date, and such failure is not cured within one (1) Trading Day following such Interest Payment Date (a "Share Delivery Failure"), no interest due under the Notes shall be reduced in respect of such Share Issuance Notice until such shares of Common Stock are actually issued and, in addition to all other obligations under this Section 2.9, the Borrower shall be obligated to promptly pay to the Lenders, for each day that such Share Delivery Failure occurs, an amount equal to the Failure Amount. As used herein, the "Failure Amount" shall be an amount equal to 5% of the dollar amount of interest payments due on the applicable Interest Payment Date.

Section 2.10         Delivery of Warrants.

(i)          On the date hereof, the Borrower shall issue to the Lenders warrants to purchase 25,115,385 shares of Common Stock (the “Initial Warrant Shares”), in substantially the form set forth on Exhibit E hereto (together with any Warrants issuable pursuant to subsection (b) below, the “Warrants”). The exercise price of the Initial Warrant Shares will initially be equal to the Conversion Price.

(j)          Upon the Lenders effecting the Second Disbursement, the Borrower shall issue to the Lenders warrants to purchase 67,500,000 shares of Common Stock (the “Second Draw Warrant Shares”). The exercise price of the Second Draw Warrant Shares would be the Conversion Price. All Warrants issued pursuant to this Section 2.10 shall contain an expiration date of seven (7) years from the applicable date of issuance.

(k)          The Warrants issued pursuant to this Section 2.10 shall be allocated among the Lenders as set forth on Schedule 1 (as such allocations may be amended or modified by assignments of Loans pursuant to Section 5.5).

(l)          Notwithstanding anything herein to the contrary, the number of shares of Common Stock into which the Warrants to be issued pursuant to Section 2.10(b) are exercisable and the exercise price applicable to any such Warrants shall be adjusted to reflect any adjustments in the number of shares of Common Stock into which such Warrant is exercisable that would have taken effect pursuant to the terms of such Warrant had such Warrant been issued on the date hereof and remained outstanding through the date of such issuance.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1           Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders that, except as set forth in a Schedule to this Agreement:

(a)          The Borrower and its Subsidiaries are conducting their business in compliance with their Organizational Documents, which are in full force and effect.

(b)          No Default or Event of Default has occurred.

(c)          The Borrower and its Subsidiaries (i) are capable of paying their debts as they fall due, have not admitted their inability to pay their debts as they fall due, (ii) are not bankrupt or insolvent and (iii) have not taken action, and no such action has been taken by a third party, for the Borrower’s or any Subsidiary’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower, any Subsidiary or any or all of their assets or revenues.

(d)          No Lien exists on the Borrower’s or any Subsidiary’s assets, except for Permitted Liens.

(e)          The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional.

(f)          No Indebtedness of the Borrower or any Subsidiary exists other than Permitted Indebtedness.

(g)          The Borrower is validly existing as a corporation in good standing under the laws of the state of Delaware. The Borrower and its Subsidiaries have full power and authority to own their properties, conduct their business and enter into the Loan Documents and to consummate the transactions contemplated under the Loan Documents, and are duly qualified to do business as a foreign entity and are in good standing in each jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(h)          There is not pending or, to the knowledge of the Borrower, threatened, any action, suit, investigation, hearings or other proceeding before any Governmental Authority (a) to which the Borrower or any of its Subsidiaries is a party or (b) which has as the subject thereof any assets owned by the Borrower or any of its Subsidiaries. There are no current or, to the knowledge of the Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its Subsidiaries or any of their assets is subject.

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(i)          The Loan Documents have been duly authorized, executed and delivered by the Borrower and each Subsidiary a party thereto, and constitute the valid, legal and binding obligation of the Borrower and its Subsidiaries party thereto enforceable in accordance with their terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. The execution, delivery and performance of the Loan Documents by the Borrower and its Subsidiaries and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of the Borrower or any of its Subsidiaries pursuant to, any agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any of its Subsidiaries are bound or to which any of the assets of the Borrower or any Subsidiary is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents or (C) result in the violation of any Applicable Law or (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Loan Documents or for the consummation by the Borrower and its Subsidiaries of the transactions contemplated thereby except for such registrations and filings in connection with the issuance of the Warrants and Warrant Shares pursuant the Loan Documents that are necessary to comply with federal and state securities laws, rules and regulations, and filings contemplated by the Security Agreement and the Borrower and each of its Subsidiaries has the power and authority to enter into the Loan Documents and the Equity Documents and to consummate the transactions contemplated under the Loan Documents.

(j)          The Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Borrower was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. Each of the Material Contracts to which the Company is a party or to which the property or assets of the Company are subject has been filed as an exhibit to the SEC Reports.

(k)          Other than has been obtained, no Authorization is required for (i) the execution and delivery of this Agreement, the other Loan Documents, and the Warrants, or (ii) the consummation of the transactions contemplated hereby and thereby, including but not limited to the issuance and exercise of the Warrants.

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(l)          The Borrower and each of its Subsidiaries holds, and is operating in good standing and in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business, including, without limitation, all licenses to operate pharmacies and dispense controlled substances regulated by the United States Drug Enforcement Agency and all Necessary Documents are valid and in full force and effect; and neither the Borrower not any Subsidiary has received written notice of any revocation or modification of any of the Necessary Documents and neither the Borrower nor any Subsidiary has any reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business, and the Borrower and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(m)          The Borrower and its Subsidiaries have good and marketable title to all of their assets free and clear of all Liens except Permitted Liens. The property held under lease by the Borrower or any Subsidiary is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower or any Subsidiary.

(n)          The Borrower and its Subsidiaries own or have the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary for the conduct of their business as currently conducted (the “IP”). The IP that is registered with or issued by a Governmental Authority is valid and enforceable; there is no outstanding, pending, or threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Borrower or any Subsidiary in or to any IP and neither the Borrower nor any Subsidiary has received any written notice regarding, any such action, suit, or other proceeding. Neither the Borrower nor any Subsidiary has infringed or misappropriated any material rights of others. There is no pending or threatened action, suit, other proceeding or claim by others that the Borrower or any Subsidiary infringes upon, violates or uses the Intellectual Property rights of others without authorization, and neither the Borrower nor any Subsidiary has received any written notice regarding, any such action, suit, other proceeding or claim. Except as set forth on Schedule 3.1(n), neither the Borrower nor any Subsidiary is a party to or bound by any options, licenses, or agreements with respect to IP other than licenses for computer software acquired in the ordinary course of business. The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(o)          Neither the Borrower nor any of its Subsidiaries is in violation of the Organizational Documents, or in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject.

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(p)          All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein and all other material Taxes, assessments and other governmental charges otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Agreement Date, no Tax Return is under audit or examination by any Governmental Authority, and no Tax Affiliate has received written notice from any Governmental Authority of any audit or examination or any assertion of any material claim for Taxes. No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(q)          Other than as set forth in Schedule 3.1(q) neither the Borrower nor any Subsidiary has granted rights to market or sell its services to any other Person, and are not bound by any agreement that affects the exclusive right of the Borrower or any Subsidiary to develop, license, market or sell its services.

(r)          The Borrower and its Subsidiaries: (A) at all times has complied with all Applicable Laws; (B) has not received any warning letter or other correspondence or notice from the any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required in connection with the business of the Borrower or its Subsidiaries by any Applicable Laws (together, the “Authorizations”); (C) possesses and complies with the Authorizations, which are valid and in full force and effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations.

(s)          The audited financial statements of the Borrower and its Subsidiaries as of December 31, 2012 and the unaudited financial statements of the Borrower and its Subsidiaries as of the nine (9) month period ended September 30, 2013, together with the related notes fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to year-end adjustments; and there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Borrower’s knowledge, material future effect on the Borrower’s or its Subsidiaries’ financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

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(t)          The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(u)          (i) To the knowledge of the Borrower, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, has occurred with respect to any Employee Benefit Plan, except as for such transaction that would not have a Material Adverse Effect, (ii) at no time within the last seven (7) years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur liability under Section 4063 or 4064 of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect, (v) no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect, (vi) the Borrower does not maintain any Foreign Benefit Plan, (vii) the Borrower does not have any obligations under any collective bargaining agreement. As used in this clause (t), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has any present or future obligation or liability on behalf of any such employee, director or independent contractor; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Borrower’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan mandated by a government other than the United States of America is subject to the laws or a jurisdiction outside of the United States.

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(v)         The Borrower’s Subsidiaries are set forth in Schedule 3.1(v).

(w)          Subsequent to January 1, 2013, the Borrower has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and other than as set forth on Schedule 3.1(w), there has not been any change in the capital stock, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Borrower.

(x)          All of the issued and outstanding shares of capital stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Warrants and the Notes have been duly authorized and, from and after the Share Authorization Date, the Common Stock issuable upon conversion of the Notes (the “Conversion Shares”) and exercise of the Warrants (the “Warrant Shares”) will have been duly authorized and the Warrant Shares, Conversion Shares and Interest Shares, when issued, delivered and paid for in accordance with the terms of the Warrants or the Notes, as applicable, will have been validly issued and will be fully paid and nonassessable. From and after the Share Authorization Date, the Company will have reserved from its duly authorized capital stock a sufficient number of shares of Common Stock to issue the Conversion Shares, the Interest Shares and the Warrant Shares, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Loan Documents or imposed by applicable securities laws and except for those created by the Lenders. Assuming the accuracy of the representations and warranties of the Lender in this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws. The Company shall, from the Share Authorization Date forward, so long as any of the Notes and/or Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of the Notes and exercise of the Warrants, the number of shares of Common Stock issuable upon such conversion and/or exercise (without taking into account any limitations on the conversion of the Notes and/or exercise of the Warrants as set forth therein). There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock pursuant to the Borrower’s Organizational Documents or any agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound and all of the foregoing rights have been fully waived in respect of the issuance of the Conversion Shares, and the Warrants. The Borrower’s outstanding shares of capital stock, options and warrants as set forth in Schedule 3.1(x) to this Agreement is accurate, and there are no other (i) except as set forth in such Schedule, options issuable or issued under the Borrower’s option plans, or (ii) any other options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Borrower or any Subsidiary of the Borrower any shares of the capital stock of the Borrower or any Subsidiary of the Borrower. The issuance and delivery of the Warrants does not and, assuming full exercise of the Warrants, the exercise of the Warrants will not, require approval from any Governmental Authority.

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(y)          The issuance of the Conversion Shares, Warrants and Warrant Shares will not obligate the Borrower to issue shares of Common Stock or other securities to any Person (other than the Lenders) and will not result in a right of any holder of Borrower securities to adjust the exercise, conversion, exchange or reset price or other right under any of such securities. There are no stockholders’ agreements, voting agreements or other similar agreements with respect to the Borrower’s capital stock to which the Borrower is a party or, to the Borrower’s knowledge, between or among any of the Borrower’s stockholders.

(z)          Assuming the accuracy of the representations and warranties of the Lenders set forth in Section 3.3 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Lenders under the Loan Documents. The issuance and sale of the Securities hereunder complies in all material respect with and does not contravene the rules and regulations of the Principal Trading Market.

(aa)         The Borrower is not, and immediately after receipt of payment of the Notes and Warrants will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Borrower shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

(bb)         Other than the Lenders, no Person has any right to cause the Borrower to effect the registration under the Securities Act of any securities of the Borrower other than those securities which are currently registered on an effective registration statement on file with the Commission.

(cc)         The Borrower’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Borrower has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Borrower received any notification that the Commission is contemplating terminating such registration. The Borrower is in compliance with all listing and maintenance requirements of the Principal Trading Market on the date hereof.

(dd)         Assuming the accuracy of the representations and warranties of the Lenders set forth in Section 3.3, none of the Borrower, nor, to the Borrower’s knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six (6) months, made any offers or sales of any Borrower security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Borrower of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Loan Documents to be integrated with prior offerings by the Borrower for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market on which any of the securities of the Borrower are listed or designated.

(ee)         Neither the Borrower nor, to the Borrower’s knowledge, any person acting on behalf of the Borrower, has offered or sold any of the Securities by any form of general solicitation or general advertising.

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(ff)         The Borrower has not, and it the Borrower’s knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Borrower to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Borrower or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Borrower.

(gg)         The Borrower is not and does not intend to become a “passive foreign investment company” with the meaning of Section 1297 of the Code.

Section 3.2           Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Loan Documents and that the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties and such representations and warranties shall survive the execution of this Agreement until the Obligations are paid in full.

Section 3.3           Representations and Warranties of the Lenders. Each Lender represents and warrants to the Borrower as of the Agreement Date that:

(a)          Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b)          Each Loan Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c)          Such Lender has full power and authority to make each Disbursement and to enter into and perform its other obligations under each of the Loan Documents and carry out the other transactions contemplated thereby.

(d)          Such Lender understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Notes and Warrants and, (i) upon conversion of the Notes, will acquire the Note Shares issuable upon conversion thereof, (ii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof, and (iii) will, under certain circumstances, receive the Interest Shares in lieu of cash interest payments under the Notes, in each case as principal for its own account and not with a view to, or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities laws, provided, however, that by making the representations herein, such Lender does not agree to hold any of the Securities for any minimum period of time and reserves the right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Such Lender is acquiring the Securities hereunder in the ordinary course of its business. Such Lender does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Securities (or any securities which are derivatives thereof) to or through any person or entity; and such Lender is not a registered broker-dealer under Section 15 of the Exchange Act or any entity engaged in a business that would require to be so registered as a broker-dealer.

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ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1           Conditions to the Disbursement. The obligation of the Lenders to make the First Disbursement shall be subject to the fulfillment of the following conditions:

(a)          The Lenders shall have received executed counterparts of the Loan Documents from the Borrower and its Subsidiaries, a certificate as to Organizational Documents, resolutions, incumbency and an opinion of its counsel reasonably acceptable to the Lenders;

(b)          All actions required to be taken by the Borrower pursuant to Section 2.10 shall have been taken;

(c)          No Default or Event of Default shall have occurred or would result from the Disbursement;

(d)          All of the representations and warranties set forth in Section 3.1 shall be true and correct; and

(e)          The holders of the Borrower’s 10% Subordinated Convertible Promissory Notes shall have exercised their right to convert the outstanding principal and accrued interest under such notes into equity securities of the Borrower or will be repaid in full from the proceeds of the First Disbursement.

Section 4.2           Conditions to the Second Disbursement. The obligation of the Lenders to make the Second Disbursement shall be subject to the fulfillment of the following conditions:

(a)          All actions required to be taken by the Borrower pursuant to Section 2.10 shall have been taken;

(b)          No Default or Event of Default shall have occurred or would result from the Disbursement;

(c)          All of the representations and warranties set forth in Section 3.1 shall be true and correct; and

(d)          The Disbursement Condition shall have been met.

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PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 4.3           Affirmative Covenants. Unless the Required Lenders shall otherwise agree:

(i)          The Borrower shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except for any merger or dissolution of a Subsidiary in accordance with Section 4.4(i).

(ii)         The Borrower shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws.

(iii)        The Borrower shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all Authorizations.

(iv)        The Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default and (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the Borrower or any of its Subsidiaries, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any Loan Document.

(v)         If the Borrower is not required to file reports pursuant to Sections 13 or 15(d) of the United States Securities Exchange Act of 1934, as it may be amended from time to time (the “Exchange Act”), the Borrower will provide quarterly unaudited financial statements for itself, the other Credit Parties and their Subsidiaries within 45 days after the end of each of the first three quarters of each fiscal year, and audited annual financial statements within 120 days after the end of each year prepared in accordance with GAAP in the United States or such other jurisdiction as may be applicable with a report thereon by the Borrower’s independent certified public accountants (an “Accountant’s Report”); (ii) if the Borrower is required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act, the Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act; and (iii) the Borrower will provide to the Lenders copies of all documents, reports, financial data and other information that the Lenders may reasonably request, including amendments to its Organizational Documents promptly after their effectiveness, and permit the Lenders to, at their own expense, visit and inspect any of the properties of the Borrower or its Subsidiaries, and to discuss its affairs, finances with its officers during regular business hours and upon reasonable notice.

(vi)        Borrower shall, on the Agreement Date, reimburse Lenders for their legal fees and expenses in connection with the negotiation, documentation and closing of the Loan Documents.

(vii)       Promptly following the First Disbursement, the Borrower shall take all reasonable and necessary steps to approve the Share Authorization including (but not limited to) calling a special meeting of its shareholders of the purpose of approving the Share Authorization, filing a proxy statement with the Commission in connection with such meeting recommending to its shareholders that they vote to approve the Share Authorization at such meeting (and not withdrawing such recommendation unless and until the occurrence of a Stroke Trial Price Event) and soliciting proxies from its shareholders to approve the Share Authorization in connection with such meeting.

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(viii)      Borrower shall maintain at all times subsequent to the Second Disbursement, cash on deposit in Deposit Accounts (as defined in the Security Agreement) subject to Control Agreements (as defined in the Security Agreement) in favor of Lenders of not less than $500,000.

(ix)         On or before the earlier of (i) April 30, 2014, or (ii) the date of the Second Disbursement Request, Borrower shall have entered into employment agreements with Martin Rosendale, Steven Shallcross, Dean Tozer and Peter Clausen in form acceptable to the Lenders.

Section 4.4           Negative Covenants. Unless the Required Lenders shall otherwise agree:

(i)          The Borrower shall not and shall not permit any Subsidiary to (a) liquidate, provided that a Subsidiary may merge into the Borrower or any other Subsidiary, or (b) enter into any merger, consolidation or reorganization, unless (x) the Borrower or a Subsidiary is the surviving corporation. The Borrower shall not establish any Subsidiary unless such Subsidiary executes and delivers to the Lenders, a Security Agreement in the form delivered to the Lenders by the Borrower and its Subsidiaries on the Agreement Date acceptable to the Lenders.

(ii)         The Borrower shall not, and shall not permit any Subsidiary to, (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with any stockholder of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a wholly owned Subsidiary, (ii) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person, or (iii) distribute, or permit the distribution of, any of its assets, including its intangibles, to any stockholder of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate.

(iii)        The Borrower shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of its assets, except Permitted Liens or (b) assign, sell, transfer or otherwise dispose of, any Loan Document or its rights and obligations thereunder.

(iv)        The Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or be liable with respect to any Indebtedness, other than Permitted Indebtedness or make any payment of Subordinated Debt, except as permitted by this Agreement or the Subordination Agreement.

(v)         The Borrower shall not and shall not permit any Subsidiary to acquire any assets (other than assets acquired in the ordinary course of business), directly or indirectly, in one or more related transactions, for a consideration, in cash or other property (valued at its fair market value) greater than $1,000,000.

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(vi)        The Borrower shall not and shall not permit any Subsidiary to sell or otherwise transfer any of their respective assets other than:

(A)         in the ordinary course of business, including sales of inventory, and sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment;

(B)         sales or transfers to the Borrower;

(C)         the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(D)         dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(E)         leases or subleases of real property granted by the Borrower or any Subsidiary to third Persons not interfering in any material respect with the business of the Borrower or any Subsidiary; and

(F)         the licensing of patents, trademarks, copyrights and other intellectual property in the ordinary course of business.

Section 4.5           Major Transaction. The Borrower shall give the Lenders notice of a Major Transaction (as defined in the Warrants) at least 30 days prior to the consummation thereof but in any event not later than 2 business days following the first public announcement thereof. The Lenders, within 5 days after the receipt of such notice, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”) that the Final Payment shall be due and payable. If the Lenders deliver a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrower shall make the Final Payment to the Lenders. The Borrower shall not consummate any Major Transaction without complying with the provisions of this Section 5.3.

Section 4.6           General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 4.6 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Required Lenders, by written notice to the Borrower (an “Acceleration Notice”), may declare the principal of, and accrued and unpaid interest on, all of the Notes or any part of any of them (together with any other amounts accrued or payable under the Loan Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

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(a)          The Borrower shall have failed to make payment of principal and interest under the Notes or any other Obligations when due and such failure continues for a period of five (5) days.

(b)          (i) The Borrower shall have failed to comply with the due observance or performance of any covenant contained in Section 4.3 (iv)(i) or Section 4.4 of this Agreement or (ii) the Borrower shall have failed to comply with the due observance or performance of any other covenant contained in the Loan Documents (other than occurrences described in other provisions of this Section 4.6 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Borrower or waived by the Lenders within fifteen (15) days after the earlier of (A) receipt by the Borrower of notice from the Lenders of such default, or (B) actual knowledge of the Borrower or any other Credit Party of such default.

(c)          If an Event of Default (as such term is defined in the Warrants) shall have occurred.

(d)          Any representation or warranty made by the Borrower in any Loan Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made.

(e)          (i)  The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of forty-five (45) days; (v) the making by the Borrower of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(f)          One or more judgments in excess of $250,000 against the Borrower or any Subsidiary or attachments against any of their respective property remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days from the date of entry of such judgment.

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(g)          Any authorization of a Government Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given or is withdrawn or ceases to remain in full force or effect.

(h)          The validity of any Loan Document shall be contested by the Borrower or any Subsidiary, or any Applicable Law shall purport to render any material provision of any Loan Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations.

(i)          There is a failure to perform in any Material Agreement to which the Borrower or any Subsidiary is a party with a third party or parties resulting in a right by such third party or parties to accelerate the maturity of any Indebtedness for borrowed money in an amount in excess of $100,000.

(j)          If any Governmental Authority terminates, suspends, or imposes any material restrictions on the business or operations of Borrower or any Subsidiary.

(k)          If at any time after a Share Authorization, Borrower fails to have authorized and unissued shares of Common Stock to cover (in addition to any shares issuable upon conversion or exercise of any convertible or exercisable shares of the Borrower outstanding) all shares issuable on exercise of the Warrants or conversion of the Notes.

Section 4.7           Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 4.8           Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE 5

MISCELLANEOUS

Section 5.1           Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party. The addresses for such communications shall be:

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If to the Borrower:

Cytomedix, Inc.
209 Perry Parkway, Suite 7
Gaithersburg, MD 20877
Fax:
E-mail:
Attention:

With a copy to:

Schiff Hardin LLP
900 K Street NW, Suite 700
Washington, DC 20001
Fax: (202) 778-6460
Email: aorudjev@schiffhardin.com
Attn: Alec Orudjev

If to the Lenders:

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax: (212) 599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Fax: (212) 940-8776
Email: mark.fisher@kattenlaw.com
Attn: Mark I. Fisher, Esq.

Section 5.2           Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under any of the Loan Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 5.3           Reimbursement of Legal and Other Expenses. If any amount owing to the Lenders under any Loan Document shall be collected through enforcement of this Agreement, any Loan Document or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Loan Document) all reasonable and documented external attorneys’ and other fees and out-of-pocket expenses incurred in respect of such collection.

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Section 5.4           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

Section 5.5           Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that the Borrower may not assign or otherwise transfer all or any part of its rights under the Loan Documents without the prior written consent of the Lenders. Upon a Lender’s assignment of a Note such Lender shall provide notice of the transfer to Borrower for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a transfer of an interest in a Note, Borrower shall record the identity of the transferee and other relevant information in the Register and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender hereunder.

Section 5.6           Entire Agreement. The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 5.7           Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.8           Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

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Section 5.9           Survival.

(a)          This Agreement and all agreements, representations and warranties made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Loan Documents shall have been fully paid in accordance with the provisions thereof, and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b)          The obligations of the Borrower under Sections 1.4 and 2.5 and the obligations of the Borrower and the Lenders under this Article 5 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 5.10         No Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 5.11         Indemnity.

(a)          The Borrower shall, at all times, indemnify and hold each Lender harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Loan Documents, the extension of credit hereunder or the Loan or the use or intended use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding Excluded Taxes (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final judgment that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person. The Indemnity is independent of and in addition to any other agreement of Borrower under any Loan Document to pay any amount to the Lenders, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. For the avoidance of doubt, this Section 5.11 shall not apply to Indemnified Taxes.

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(b)          Promptly after receipt by an Indemnified Person under this Section 5.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against the indemnifying person under this Section 5.11, deliver to Borrower a written notice of the commencement thereof, and Borrower shall have the right to participate in, and, to the extent Borrower so desires, to assume control of the defense thereof with counsel mutually satisfactory to Borrower and the Indemnified Person, as the case may be.

(c)          An Indemnified Person shall have the right to retain its own counsel with the documented reasonable fees and out-of-pocket expenses to be paid by the indemnifying person, if, in the reasonable opinion of counsel for the Indemnified Person, the representation by such counsel of the Indemnified Person and Borrower would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Borrower shall pay for only one separate legal counsel for the Indemnified Persons. The failure of an Indemnified Person to deliver written notice to the Borrower within a reasonable time of the commencement of any such action shall not relieve the Borrower of any liability to the Indemnified Person under this Section 5.11, except to the extent that Borrower is actually prejudiced in its ability to defend such action. The indemnification required by this Section 5.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

Section 5.12         No Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

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Section 5.13         Further Assurances. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as requested by the Lenders to carry out the purposes of any Loan Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed as of the 31st day of March, 2014.

BORROWER:

CYTOMEDIX, INC.

By:	/s/ Martin Rosendale
Name: Martin Rosendale
Title: Chief Executive Officer

LENDERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By: Deerfield Mgmt., L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: General Counsel—Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By: Deerfield Mgmt., L.P. its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: General Counsel—Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By: Deerfield Mgmt., L.P. its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: General Counsel—Authorized Signatory

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DEERFIELD SPECIAL SITUATIONS INTERNATIONAL MASTER FUND, L.P.
By: Deerfield Mgmt., L.P. its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: General Counsel—Authorized Signatory

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